                                                                   EXHIBIT 10.11

                                     AMENDED
                              EMPLOYMENT AGREEMENT

This Letter Agreement dated December 1, 1994 ("this Agreement"), as amended as of June 9, 1995 ("this Amendment") is made, by and between Richard C. Davis, Jr., M.D. (hereinafter "Employee") whose principal residence is 3384 Tarpon Woods Blvd., Palm Harbor, Florida 34685 and UroQuest Corporation (hereinafter The "Company") a Florida Corporation with principal offices located at 14280 Carlson Circle, Tampa, Florida, for the expressed purpose of defining an Employment Agreement (hereinafter the "Agreement") between the Parties.

                                    RECITALS:

WHEREAS Employee desires to continue employment under the terms and conditions listed hereunder; and

WHEREAS the Company seeks to continue employing Employee under the terms and conditions listed hereunder;

The Parties hereby agree to the following:


                                PRINCIPAL TERMS:

1. The POSITION of employment shall be as the Company's Chief Science Officer, and Chairman of the Company's Board of Directors having all of the rights, privileges, and title to vote as an equal member with the other Directors.

2. The DATE of this Agreement shall be as of December 1, 1994 and the Date of this Amendment shall be as of June 9, 1995.

3.   The TERM of this Agreement and this Amendment shall be for a period of Five
     (5) years from the Date of this Agreement, subject to the provisions of
     Section 16 (Severance) below.

4. The FUNDING DATE shall be the date of the Company's successful closing whereby proceeds of a cumulative investment of at least One Million Five Hundred Thousand ($1,500,000) Dollars are received by the Company, as calculated from the Date of this Agreement or some other date mutually agreed upon by the parties.

5. The INTERIM PERIOD shall be that term of employment from the Date of this Agreement until the Funding Date. During the Interim Period Employee shall be paid an ANNUAL SALARY in the amount of One Hundred Twenty Thousand ($120,000) Dollars to be paid bi-weekly. Thereafter, said Annual Salary shall increase to an amount of One Hundred Thirty Thousand ($130,000) Dollars. All such bi-weekly payments shall be subject to deductions for taxes, FICA, and other usual and customary amounts. The Company shall direct deposit all salary payments to any account(s) as directed by Employee. The Employee shall be eligible for periodic annual salary increases as determined by the Board of Directors.

6. Employee shall be eligible to receive an ANNUAL BONUS, at and/or by the end of the Company's fiscal year, in an amount of up to Twenty-five (25%) Percent of Employee's Annual Salary based upon an as-yet-to-be-agreed-upon formula, to be attached hereto in writing prior to, or simultaneous with, the Funding Date. The specific amount of said Annual Bonus, the date of payment(s), and other such details, shall be based upon the achievement of certain corporate milestones during the year. Such milestones shall be determined annually by the Company's Board of Directors in concert with the ratification of the Company's updated and restated Business Plan.

7. Employee shall receive additional compensation in the form of STOCK OPTIONS (hereinafter the "Options") granted from the Company's Non-Qualified Stock Option Plan (hereinafter the "Plan"). The Employee shall receive a grant of Three Hundred Seventy Five Thousand (375,000) shares of the Company's Options effective as of the Date of the Company's June, 1994 Board meeting. These Options shall be granted at an exercise price of $0.20 Dollars per share, which is consistent with the Plan as currently amended. The exercise period for all such Options shall be Ten (10) years from the Date of this Agreement. Such shares shall vest over the Term of this Agreement as outlined in the Vesting Schedule below:

                                VESTING SCHEDULE
                                ----------------
      ANNUAL NUMBER
      OF SHARES                 TIMING AND/OR EVENTS               TOTAL SHARES
      ---------                 --------------------               ------------

      75,000           For each year of Board Service vested
                        monthly over 60 equal vesting periods         375,000
                                                                      -------
                                                           TOTAL      375,000
                                                                      =======


8. All issued Options shall IMMEDIATELY VEST upon the sale, in a single transaction, of either 51% of the assets or 51% of the issued capital stock of the company. The exercise in full or in part of the warrant held by Warburg, Pincus Investors, L.P. ("Warburg") as of June 9, 1995 (the "Warrant") by Warburg or its assigns does not trigger this accelerated vesting provision.

9.   Employee shall receive the following paid HOLIDAYS:

               - New Year's Day
               - Good Friday
               - Memorial Day
               - Independence Day
               - Labor Day
               - Thanksgiving Day
               - Christmas Day

10. Employee shall be eligible to take Four (4) weeks of paid VACATION annually, such eligibility to begin at the Funding Date.

11. Employee shall receive a BENEFITS PACKAGE consisting of health, life, and disability insurances and other such perquisites as may be now or ever generally made available to the Company's senior management. Such benefits package to take effect simultaneously with the Funding Date.

12. Employee shall at the request of the Company be required to pass a "KEY MAN" LIFE INSURANCE physical whereupon the Company shall be named as beneficiary.

13. Employee shall be reimbursed for all usual and customary OUT-OF-POCKET EXPENSES incurred as the result of any and all business-related activities as of the Date of this Agreement.

14. Employee shall have the right to VOLUNTARILY TERMINATE his employment at any time with One hundred eighty (180) days written notice to the Company. However, any such voluntary termination of employment shall cause Employee to forfeit any and all rights to receive any further Options, Warrants, or other of the Company's securities or any and all other benefits awarded either herein or in the future, to include severance, insurances, allowances, and perquisites received or receivable by Employee at the effective date of said voluntary termination. Employee shall be entitled to receive any accrued salary and bonuses due at and upon the effective date of said voluntary termination, which shall not be earlier than Sixty (60) days subsequent to the Company's receipt of Employee's notice of voluntary termination.

15. Should Employee ever be TERMINATED FOR CAUSE, found guilty of any felony, breach any confidentiality agreements or other agreements made with the Company, or commit any acts of moral turpitude, or any other acts which would dishonor the good name of the Company, its employees, affiliates, associates, or other related parties; Employee shall forfeit any and all rights to any of the above compensations, benefits, and perquisites. In addition, should Employee be terminated for cause, the Company shall have the right to repurchase any and all Options then beneficially owned by Employee at the same price paid by Employee. Furthermore, any and all Options vested but as yet not purchased shall be forfeited by Employee upon the effective date of such termination.

16. The Company shall have the right to terminate this Agreement prior to the expiration of the Term herein, without cause. In the event the Company terminates the Employee without cause at any time, the Employee shall be entitled to receive Severance Pay equal to six months Total Annual Compensation (as defined below) payable in equal monthly installments, provided, however, that the Employee shall not be entitled to such Severance Pay in the event he is offered a position (which position is comparable in responsibility and compensation) with a new entity. Notwithstanding the foregoing, in the event the Employee is terminated immediately subsequent to a sale of 51% of the assets or 51% of the issued capital stock of the Company (other than through the exercise of the Warrant in full or in part by Warburg or its assigns), then the Employee shall be entitled to immediate payment of Severance Pay equal to nine months Total Annual Compensation. The term "Total Annual Compensation" means the Employee's annual cash compensation and benefits, including salary and bonus.

17. Employee agrees to abide by and to EXECUTE the Company's Invention, Confidential Information, and Non-Competition Agreement incorporated herein by reference and attached hereto as Addendum A, at the execution of the Agreement.

18. This Agreement shall be INTERPRETED under the laws of the State of Florida, and shall be binding upon the heirs, successors, assigns, Executors, and Administrators of both Parties.

19. This Agreement represents the ENTIRE AGREEMENT and no modifications may be made hereto without the execution of additional written amendments to this Agreement.

IN WITNESS OF THE above understanding, the Parties hereunder affix their seals:

                COMPANY                             EMPLOYEE

By:       /s/ Eric B. Hale                   /s/ [illegible]
         --------------------------         -------------------------
         Eric B. Hale                       Richard C. Davis, Jr., M.D.

Title:   Chief Executive Officer,
           UroQuest Corporation

Date:    __________________________         ________________________



                                     Page 5